Exhibit 99

Manning & Napier, Inc. Reports First Quarter 2017 Earnings Results

FAIRPORT, NY, May 3, 2017 - Manning & Napier, Inc. (NYSE: MN), (“Manning & Napier” or “the Company”) today reported 2017 first quarter results for the period ended March 31, 2017.

Summary Highlights

•	Assets under management (“AUM”) at March 31, 2017 was $31.6 billion, compared with $31.7 billion at December 31, 2016. Subsequent to March 31, 2017, a retirement plan relationship redeemed approximately $2.5 billion from our Collective Trust products.

•	Revenue for the first quarter decreased 11% year-over-year and 6% sequentially to $55.5 million

•	First quarter income before taxes was $17.9 million

•	Net income attributable to Manning & Napier, Inc. for the first quarter was $1.9 million, or $0.13 per diluted share, and on a non-GAAP basis, economic net income was $10.9 million, or $0.13 per adjusted share

•	The Company’s Board of Directors declared a quarterly dividend of $0.08 per share of Class A common stock at their March 2017 board meeting

William Manning, co-founder, Chairman of the Board and Chief Executive Officer, commented, “Given the continued slow growth economy, we believe our disciplined, opportunistic active management approach, predicated on balancing the pursuit of long-term growth with downside risk protection is best suited to help our clients achieve their goals. Our first quarter results are indicative of this, as we delivered competitive absolute and relative investment returns across many of our investment strategies.”

Mr. Manning continued, “Throughout our history, we have placed significant emphasis on establishing multi-generational relationships with our clients. This is achieved, in part, by our concerted efforts to understand and solve for our clients’ long-term financial goals, provide complete financial planning and estate solutions, while delivering absolute investment returns over multiple market cycles. This is especially true in the current environment, where we continue to work with our clients and demonstrate the merits of active management. We are also continuing to prioritize ongoing development of new solutions that strengthen our relationships with our current clients and provide new business opportunities.”

First Quarter 2017 Financial Review

Manning & Napier reported first quarter 2017 revenue of $55.5 million, a decrease of 11% from revenue of $62.0 million reported in the first quarter of 2016, and a decrease of 6% from revenue of $59.1 million reported in the fourth quarter of 2016. The changes in revenue resulted primarily from changes in average AUM. Average AUM for the quarter was $31.8 billion, a 7% and 4% decrease from average AUM for the first quarter of 2016 and the fourth quarter of 2016, when average AUM was $34.3 billion and $33.0 billion, respectively. Revenue as a percentage of average AUM was 0.71% for the first quarter of 2017, compared to 0.73% for the first quarter of 2016 and 0.71% for the fourth quarter of 2016.

Operating expenses for the first quarter 2017 were $38.8 million, a decrease of $0.5 million, or 1%, compared with the first quarter of 2016, and an increase of $1.5 million, or 4%, compared with the fourth quarter of 2016.

Compensation and related costs increased by $1.4 million and $5.7 million compared with the first quarter of 2016 and fourth quarter of 2016, respectively. The expense increase in the current quarter compared to the fourth quarter of 2016 was driven by higher variable incentive costs for our investment team resulting from investment performance. As a percentage of revenue, compensation and related costs for the first quarter of 2017 were 42%, compared with 35% for the first quarter of 2016 and 30% for the fourth quarter of 2016.

Distribution, servicing and custody expenses for the first quarter of 2017 decreased by $1.4 million, or 16%, compared with the first quarter of 2016, and by $0.5 million, or 6%, compared with the fourth quarter of 2016, while average mutual fund and collective trust AUM decreased by 8% and 5% for the respective periods. Other operating costs decreased by $0.5 million, or 6%, compared with the first quarter of 2016, and by $3.8 million, or 32%, compared with the fourth quarter of 2016. The decrease as compared to the fourth quarter of 2016 was due to a non-cash intangible asset impairment charge of $6.6 million, partially offset by a reduction in our contingent consideration liability of $3.0 million recorded during the fourth quarter of 2016.

Operating income was $16.7 million for the quarter, a decrease of $6.1 million, or 27%, from the first quarter of 2016 and a decrease of $5.1 million, or 23%, from the fourth quarter of 2016. Operating margin was 30% for the first quarter of 2017, compared with 37% for the first quarter of 2016 and 37% for the fourth quarter of 2016.

Non-operating income was $1.1 million for the quarter, compared to $1.1 million and $0.4 million reported for the first quarter and fourth quarter of 2016, respectively. Non-operating income for the quarter included $1.0 million of net income on investments held by the Company to provide initial cash seeding for product development purposes, compared to net income of $1.1 million and net losses of $1.0 million for the first quarter of 2016 and fourth quarter of 2016, respectively. The fourth quarter of 2016 also included income of $1.6 million related to changes in the Company’s expected tax benefits under the tax receivable agreement and the corresponding decrease in the payment of such benefits under the agreement.

Income before taxes was $17.9 million for the first quarter of 2017, compared to $23.9 million in the first quarter of 2016, a 25% decrease, and $22.1 million in the fourth quarter of 2016, a 19% decrease. Net income attributable to the controlling and noncontrolling interests for the first quarter of 2017 was $16.5 million, compared to net income of $22.2 million in the first quarter of 2016 and $18.5 million in the fourth quarter of 2016. Net income attributable to Manning & Napier, Inc. for the first quarter of 2017 was $1.9 million, or $0.13 per basic and diluted share, compared to $2.4 million, or $0.16 per basic and diluted share, in the first quarter of 2016 and $2.0 million, or $0.13 per basic and diluted share, in the fourth quarter of 2016 and reflects the public ownership of the Company’s subsidiary, Manning & Napier Group, LLC. The remaining ownership interest is attributed to the other members of Manning & Napier Group, LLC.

As defined in the Non-GAAP Financial Measures section below, the Company uses economic net income and economic net income per adjusted share to provide greater clarity regarding the cash earnings of the business. On this basis, Manning & Napier reported first quarter 2017 economic net income of $10.9 million, or $0.13 per adjusted share, compared to $15.0 million, or $0.18 per adjusted share, in the first quarter of 2016 and $12.8 million, or $0.16 per adjusted share, in the fourth quarter of 2016.

Assets Under Management

As of March 31, 2017, AUM was $31.6 billion, consistent with $31.7 billion as of December 31, 2016 and a decrease of 9% from $34.7 billion as of March 31, 2016. The composition of the Company’s AUM as of March 31, 2017 was 59% in separate accounts and 41% in mutual funds and collective investment trusts, consistent with the composition as of December 31, 2016 and March 31, 2016.

Since December 31, 2016, AUM decreased by $0.1 billion. This decrease in AUM was attributable to net client outflows of $2.0 billion, partially offset by market appreciation of $1.9 billion. The net client outflows of $2.0 billion consisted of net client outflows for both the separate account and mutual fund and collective investment trust products of approximately $1.2 billion and $0.8 billion, respectively. The annualized separate account retention rate for the three months ended March 31, 2017 was 85%, compared to 84% for the rolling 12 months ended March 31, 2017. Subsequent to March 31, 2017, a retirement plan relationship redeemed approximately $2.5 billion, or 8% of our AUM as of March 31, 2017, from our Collective Trust products.

When compared to March 31, 2016, AUM decreased by $3.1 billion from $34.7 billion, including a decrease of $1.5 billion, or 8%, in separate account AUM and a decrease of $1.5 billion, or 11%, in mutual fund and collective investment trust AUM. The $3.1 billion decrease in AUM from March 31, 2016 to March 31, 2017 was attributable to net client outflows of approximately $8.6 billion, partially offset by market appreciation of $2.7 billion and acquired assets of $2.9 billion. The net client outflows of $8.6 billion consisted of $4.3 billion of net outflows for separate accounts and $4.3 billion of net outflows for mutual funds and collective investment trusts.

Balance Sheet

As of March 31, 2017, cash, cash equivalents and short-term investments were $127.7 million, compared to $120.5 million at December 31, 2016. During the quarter ended March 31, 2017, Manning & Napier Group, LLC declared a distribution of $12.0 million to its members and the Company declared a quarterly dividend of $0.08 per share of Class A common stock.

During the first quarter of 2017, the Company completed the annual exchange process as legacy shareholders exchanged 1,842,711 million Class A units of Manning & Napier Group, LLC for $9.8 million in cash, which was paid in April. Following the exchange, these Class A units were retired and the adjusted shares outstanding were 79,192,528 as of March 31, 2017.

Conference Call

Manning & Napier will host a conference call to discuss its 2017 first quarter financial results on Wednesday, May 3, 2017, at 5:00 p.m. ET. To access the teleconference, please dial 706-758-9224 (domestic and international) approximately ten minutes before the teleconference’s scheduled start time and reference ID# 6864798. A live webcast will also be available on the investor relations portion of Manning & Napier’s website at http://ir.manning-napier.com/. A supplemental slide deck will be posted to the Company’s website prior to the call.

If you are unable to access the live teleconference, a replay will be available beginning approximately two hours after the call’s completion and available through May 10, 2017. The teleconference replay can be accessed by dialing 404-537-3406 (domestic and international) and entering the ID# 6864798. A webcast replay will also be available on the investor relations portion of Manning & Napier’s website at http://ir.manning-napier.com/.

Non-GAAP Financial Measures

To provide investors with greater insight, promote transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making, the Company supplements its consolidated statements of income presented on a GAAP basis with non-GAAP financial measures of earnings. Please refer to the schedule in this release for a reconciliation of non-GAAP financial measures to GAAP measures.

Management uses economic net income and economic net income per adjusted share as financial measures to evaluate the profitability and efficiency of the Company’s business. Economic net income and economic net income per adjusted share are not presented in accordance with GAAP.

Economic net income is a non-GAAP measure of after-tax operating performance and equals the Company’s income before tax provision for income taxes less adjusted income taxes. Adjusted income taxes are estimated assuming the exchange of all outstanding units of Manning & Napier Group, LLC into Class A common stock on a one-to-one basis. Therefore, all income of Manning & Napier Group, LLC allocated to the units of Manning & Napier Group, LLC is treated as if it were allocated to Manning & Napier and represents an estimate of income tax expense at an effective rate of 39.0%, 42.1% and 37.0% for the three-month periods ended March 31, 2017, December 31, 2016 and March 31, 2016, respectively, reflecting assumed federal, state and local income taxes. Economic net income per adjusted share is equal to economic net income divided by the total number of adjusted Class A common shares outstanding. The number of adjusted Class A common shares outstanding for all periods presented is determined by assuming the weighted average exchangeable units of Manning & Napier Group, LLC and unvested equity awards are converted into the Company’s outstanding Class A common stock as of the respective reporting date, on a one-to-one basis. The Company’s management uses economic net income, among other financial data, to determine the earnings available to distribute as dividends to holders of its Class A common stock and to the holders of the units of Manning & Napier Group, LLC.

Investors should consider the non-GAAP measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. Additionally, the Company’s non-GAAP measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures.

About Manning & Napier, Inc.

Manning & Napier (NYSE: MN) provides a broad range of investment solutions as well as a variety of consultative services that complement our investment process. Founded in 1970, we offer U.S. and non-U.S. equity, fixed income, and a range of blended asset portfolios, such as life cycle funds and actively-managed exchange-traded fund (“ETF”)-based portfolios. We serve a diversified client base of high-net-worth individuals and institutions, including 401(k) plans, pension plans, Taft-Hartley plans, endowments and foundations. For many of these clients, our relationship goes beyond investment management and includes customized solutions that address key issues and solve client-specific problems. We are headquartered in Fairport, NY and had 460 employees as of March 31, 2017.

Safe Harbor Statement

This press release and other statements that the Company may make may contain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect the Company’s current views with respect to, among other things, its operations and financial performance. Words like “believes,” “expects,” “may,” “estimates,” “will,” “should,” “intends,” “plans,” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, are used to identify forward-looking statements, although not all forward-looking statements contain these words. Although the Company believes that it is basing its expectations and beliefs on reasonable assumptions within the bounds of what it currently knows about its business and operations, there can be no assurance that its actual results will not differ materially from what the Company expects or believes. Some of the factors that could cause the Company’s actual results to differ from its expectations or beliefs include, without limitation: changes in securities or financial markets or general economic conditions; a decline in the performance of the Company’s products; client sales and redemption activity; changes of government policy or regulations; and other risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission.

Contacts

Investor Relations:

Sean Silva

Prosek Partners

212-279-3115

ssilva@prosek.com

Public Relations:

Nicole Kingsley Brunner

Manning & Napier, Inc.

585-325-6880

nbrunner@manning-napier.com

Source Manning & Napier

Manning & Napier, Inc.

Consolidated Statements of Operations

(in thousands, except share data)

(unaudited)

	Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016
Revenues
Investment management services revenue	$55,485	$59,085	$62,042
Expenses
Compensation and related costs	23,381	17,649	21,967
Distribution, servicing and custody expenses	7,411	7,878	8,842
Other operating costs	7,978	11,785	8,453

Total operating expenses	38,770	37,312	39,262

Operating income	16,715	21,773	22,780
Non-operating income (loss)
Non-operating income (loss), net	1,142	358	1,078

Income before provision for income taxes	17,857	22,131	23,858
Provision for income taxes	1,343	3,590	1,674

Net income attributable to the controlling and the noncontrolling interests	16,514	18,541	22,184
Less: net income attributable to the noncontrolling interests	14,617	16,548	19,766

Net income attributable to Manning & Napier, Inc.	$1,897	$1,993	$2,418

Net income per share available to Class A common stock
Basic	$0.13	$0.13	$0.16

Diluted	$0.13	$0.13	$0.16

Weighted average shares of Class A common stock outstanding
Basic	14,042,880	14,042,880	13,745,130

Diluted	14,216,988	14,212,655	14,084,903

Manning & Napier, Inc.

Reconciliation of Non-GAAP Financial Measures to GAAP Measures

(in thousands, except share data)

(unaudited)

	Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016
Net income attributable to Manning & Napier, Inc.	$1,897	$1,993	$2,418
Add back: Net income attributable to the noncontrolling interests	14,617	16,548	19,766
Add back: Provision for income taxes	1,343	3,590	1,674

Income before provision for income taxes	17,857	22,131	23,858
Adjusted income taxes (Non-GAAP)	6,964	9,324	8,827

Economic net income (Non-GAAP)	$10,893	$12,807	$15,031

Weighted average shares of Class A common stock outstanding - Basic	14,042,880	14,042,880	13,745,130
Assumed vesting, conversion or exchange of:
Manning & Napier Group, LLC units outstanding (non-controlling interest)	65,764,096	65,784,571	67,896,484
Unvested restricted share-based awards	1,207,788	1,259,283	2,017,398

Weighted average adjusted shares (Non-GAAP)	81,014,764	81,086,734	83,659,012

Economic net income per adjusted share (Non-GAAP)	$0.13	$0.16	$0.18

Manning & Napier, Inc.

Assets Under Management (“AUM”)

(in millions)

(unaudited)

For the three months ended:	Investment Vehicle			Portfolio
	Separate accounts	Mutual funds and collective investment trusts	Total	Blended Asset	Equity	Fixed Income	Total
As of December 31, 2016	$18,801.9	$12,881.1	$31,683.0	$19,909.4	$10,463.9	$1,309.7	$31,683.0
Gross client inflows (1)	355.9	711.0	1,066.9	705.2	318.1	43.6	1,066.9
Gross client outflows (1)	(1,522.9)	(1,504.4)	(3,027.3)	(1,876.6)	(1,053.2)	(97.5)	(3,027.3)
Market appreciation/(depreciation) & other (2)	1,127.9	778.9	1,906.8	1,113.8	767.6	25.4	1,906.8

As of March 31, 2017	$18,762.8	$12,866.6	$31,629.4	$19,851.8	$10,496.4	$1,281.2	$31,629.4
Average AUM for period	$18,982.4	$12,859.6	$31,842.0	$19,931.3	$10,626.9	$1,283.8	$31,842.0

As of September 30, 2016	$20,537.0	$14,281.5	$34,818.5	$21,548.9	$11,924.8	$1,344.8	$34,818.5
Gross client inflows (1)	464.2	596.4	1,060.6	668.8	314.8	77.0	1,060.6
Gross client outflows (1)	(1,550.6)	(1,520.7)	(3,071.3)	(1,641.4)	(1,341.7)	(88.2)	(3,071.3)
Market appreciation/(depreciation) & other (2)	(648.7)	(476.1)	(1,124.8)	(666.9)	(434.0)	(23.9)	(1,124.8)

As of December 31, 2016	$18,801.9	$12,881.1	$31,683.0	$19,909.4	$10,463.9	$1,309.7	$31,683.0
Average AUM for period	$19,538.6	$13,475.0	$33,013.6	$20,553.0	$11,140.7	$1,319.9	$33,013.6

As of December 31, 2015	$20,735.4	$14,706.8	$35,442.2	$22,442.4	$11,828.4	$1,171.4	$35,442.2
Gross client inflows (1)	384.8	968.1	1,352.9	938.8	346.1	68.0	1,352.9
Gross client outflows (1)	(1,187.4)	(1,542.2)	(2,729.6)	(1,655.5)	(998.8)	(75.3)	(2,729.6)
Market appreciation/(depreciation) & other (2)	356.4	274.5	630.9	310.5	296.5	23.9	630.9

As of March 31, 2016	$20,289.2	$14,407.2	$34,696.4	$22,036.2	$11,472.2	$1,188.0	$34,696.4
Average AUM for period	$20,242.1	$14,014.8	$34,256.9	$21,796.8	$11,279.8	$1,180.3	$34,256.9

(1)	Transfers of client assets between portfolios are included in gross client inflows and gross client outflows.
(2)	Market appreciation/(depreciation) and other includes investment gains/(losses) on assets under management, the impact of changes in foreign exchange rates and net flows from non-sales related activities including net reinvested dividends.

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